EXHIBIT 23.4

The Board of Directors

Linn Energy, LLC

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Linn Energy, LLC for the registration of 3,900,000 units representing limited liability company interests pertaining to the Linn Energy, LLC Long-Term Incentive Plan of our report dated April 30, 2005, with respect to the statements of revenues and direct operating expenses of Westar Energy, Inc., Pentex Energy, Inc., and Seahorse Exploration, Inc., interests acquired by Linn Energy, LLC for the nine months ended December 31, 2003 and the nine months ended September 30, 2004 included in the prospectus as filed by Linn Energy, LLC with the Securities and Exchange Commission (File No. 333-125501) pursuant to Rule 424(b)(4) of the Securities Act of 1933 on January 13, 2006.

/s/ Elms, Faris & Company, LLP

January 18, 2006
Midland, Texas